Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Fourth Amended and Restated 2010 Incentive Award Plan of Motorcar Parts of America, Inc. of our reports dated June 15, 2020, with respect to the consolidated financial statements and schedules of Motorcar Parts of America, Inc. and the effectiveness of internal control over financial reporting of Motorcar Parts of America, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2020, filed with the Securities and Exchange Commission.

Los Angeles, CA	/s/ Ernst & Young LLP
September 3, 2020